Exhibit 4.7

Description of Registrant’s Securities

The following description of our common stock (as defined below) is qualified in its entirety by reference to our Amended and Restated Memorandum and Articles of Association of the Company, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.7 is a part.

General

Crown Reserve Acquisition Corp. I is an exempted company incorporated under the laws of the Cayman Islands. Our amended and restated memorandum and articles of association authorize the issuance of Class A ordinary shares, Class B ordinary shares (together, “Ordinary Shares”), preferred shares, warrants and rights.

Our authorized capital shares consist of (i) 300,000,000 Class A ordinary shares, $0.0001 par value, (ii) 50,000,000 Class B ordinary shares, $0.0001 par value and (iii) 5,000,000 shares of preferred stock, par value $0.0001 per share.

Units

Each unit consists of one Class A ordinary share, one-half of one redeemable warrant and one right.

Dividends

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of our initial Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a Business Combination. The payment of any cash dividends will be within the discretion of our Board of Directors at that time. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Ordinary Shares

Holders of ordinary shares are entitled to one vote per share and to dividends if, as and when declared by our board of directors out of funds legally available therefor, subject to Cayman Islands law and our amended and restated memorandum and articles of association. Following our initial business combination, our Class B ordinary shares will automatically convert into Class A ordinary shares on a one-for-one basis (subject to customary anti-dilution adjustments) and will otherwise share equally in dividends and distributions with the Class A ordinary shares. In the event of a liquidation, dissolution or winding up, holders of ordinary shares are entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of any preferred shares that may be issued. Our ordinary shares have no preemptive or sinking fund rights.

Redeemable warrants

Each whole warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment. The warrants become exercisable on the later of 30 days after the completion of our initial business combination and 12 months from the closing of our initial public offering, and expire five years after the completion of our initial business combination or earlier upon redemption or liquidation. We may redeem the warrants under certain conditions, including if the trading price of our Class A ordinary shares equals or exceeds specified thresholds, in each case on the terms and subject to the limitations described in our final prospectus. Warrant holders are not entitled to cash dividends on the underlying shares until the warrants are exercised and such shares are issued. Fractional warrants will not be issued, and only whole warrants are exercisable.

Rights

Each right entitles the holder to receive one-fifth (1/5) of one Class A ordinary share upon consummation of our initial business combination, subject to the terms described in our final prospectus. No fractional shares will be issued in respect of the rights, and we will not issue certificates or pay cash in lieu of any fractional interest. The rights will expire if we do not complete our initial business combination within the period specified in our governing documents.

Transfer agent and warrant/rights agent

The transfer agent and registrar for our ordinary shares and the warrant and rights agent are as identified in our final prospectus.